Exhibit 99.1

TOR Minerals Announces Netherlands Plant Return to Production

CORPUS CHRISTI, Texas, July 20, 2005  -  TOR Minerals International (NASDAQ: TORM) said today that previously announced mechanical difficulties at the company's Netherlands plant have been resolved and full manufacturing capacity is now available.

Richard Bowers, President and CEO, said the problems were due to the loss of capacity in both of the plant's filtration units.  He said a third unit had been ordered in October 2004 and was delivered in late June 2005.   Installation of that unit will be completed this month giving the facility additional filtration capacity.

He also said that loss of production, unabsorbed costs and costs of repairs had a significant effect on second quarter results.  Second quarter 2005 earnings per fully diluted share are expected to be in the range of $0.03 to $0.04.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group Investor Relations

(817) 459-2346